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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    Form 8-K


  Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934


         Date of Report (Date of earliest event reported): June 23, 1997


                             USA TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

Pennsylvania                              33-70882                  23-269963
(State or other jurisdiction       (Commission File Number)         (I.R.S. Employer)
of incorporation)                                                   Identification No.)
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                                200 Plant Avenue
                           Wayne, Pennsylvania 19087
                    (Address of principal executive offices)


Registrant's telephone number, including area code: (610) 989-0340
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Item 5. Other Events

         On July 3, 1997, the Company completed the private placement offering commenced in April 1997 pursuant to Rule 506 of Regulation D promulgated under the Act. Each Unit issued consisted of 2,000 shares of Series A Convertible
Preferred Stock and 40,000 1997 Common Stock Purchase Warrants ("1997
Warrants"). Each 1997 Warrant is exercisable at $.20 per share through August
31, 1997, and at $.40 per share thereafter until the close of business on July
2, 2002. An aggregate of 40 Units were sold by the Company resulting in total gross proceeds of $400,000.

         In June 1997, the United States Patent Office granted the Company's patent entitled "Credit and Bank Issued Debit Card Operated System and Method
For Controlling a Prepaid Card Encoding/Dispensing Machine" (United States
Patent Number 5,637,845). This is the second patent application of the Company that has been granted.

Item 9. Sales of Equity Securities Pursuant to Regulation S

         On May 15, 1997, the Company entered into a letter of intent with GEM
Advisors, Inc. ("GEMA") pursuant to which GEMA received the exclusive right to place with qualified purchasers an aggregate of $500,000 of Convertible
Debentures ("Debentures") to be issued by the Company. On June 23, 1997, the
Company sold such Debentures to five qualified purchasers. The Debentures were issued by the Company pursuant to Regulation S promulgated under the Securities
Act of 1933, as amended (the "Act").

         The Debentures mature on June 22, 2002, and earn interest at the rate of 6% per year. Such interest is payable only at the time of conversion, redemption, or maturity, and is payable in either shares of Common Stock or cash at the option of the Company.

         The Debentures are convertible by the holders thereof at any time after forty-five (45) days from issuance and through June 22, 2002. The Debentures are convertible into shares of Common Stock at a conversion price equal to the lesser of one hundred percent (100%) of the average closing bid price of the Common Stock for the five (5) trading days immediately preceding June 23, 1997, or sixty-five percent (65%) of the average closing bid price of the Common Stock for the five (5) trading days immediately preceding the date of conversion.

         The Company has the right to redeem the Debentures at any time after one year from issuance and through June 22, 2002. Upon redemption, the Debentures would be exchanged for shares of Common Stock at a redemption price equal to the lesser of one hundred percent (100%) of the average closing bid price of the Common Stock for the five (5) trading days immediately preceding
June 23, 1997, or sixty-five percent (65%) of the average closing bid price of the Common Stock for the five (5) trading days immediately preceding the date of redemption.

         Upon maturity (unless converted or redeemed prior thereto), the Debentures would be automatically converted into shares of Common Stock at a conversion price equal to the lesser of one hundred percent (100%) of the average closing bid price of the Common Stock for the five (5) trading days immediately preceding June 23, 1997, or sixty-five percent (65%) of the average closing bid price of the Common Stock for the five (5) trading days immediately preceding the maturity date.

         As a condition of the sales, the Company agreed to issue and place in escrow an aggregate of 2,500,000 shares of Common Stock ("Escrow Shares") in order to insure that such Escrow Shares would be available upon the conversion of the Debentures by the purchasers. Accordingly, the Company has issued a share certificate representing the Escrow Shares to Lurio & Associates as Escrow
Agent. Lurio & Associates is the Company's counsel. The Escrow Shares are being held for each of the five purchasers in proportion to the amount of Debentures that each has purchased. Upon conversion by the purchasers, the Debentures and
Escrow Shares will be canceled, and the appropriate number of shares of Common
Stock will be issued to the purchasers as described above.
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         In connection with the sale of the Debentures, GEMA received 8% of the gross proceeds (i.e. $40,000) as a management/documentation fee. In addition, affiliates and/or consultants to GEMA received non-redeemable warrants to purchase up to 2,000,000 shares of the Company's Common Stock at a price of $.20 per share at any time through June 22, 2002. These warrants were issued by the
Company pursuant to Regulation S promulgated under the Act.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       USA TECHNOLOGIES, INC.

                                       By: /s/ George R. Jensen, Jr.
                                           ---------------------------------
                                           George R. Jensen, Jr.
                                           President and Chief
                                           Executive Officer

July 8, 1997
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                                  EXHIBIT INDEX


Exhibit Number                Description
--------------                -----------

10.1                          Form of 6% Convertible Debenture

10.2                          Form of Escrow Agreement

10.3                          Form of Warrant Certificate